Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS INCREASES BACKLOG BY APPROXIMATELY  60%
WITH THE SALE OF THREE FULL SCALE NUCLEAR SIMULATOR SYSTEMS

Sykesville, MD – March 17, 2016 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced that it has been awarded a contract to design, engineer and deliver three full scope simulator systems to an existing client, a major nuclear power plant operator based in the southern United States.  GSE will deliver a second reference plant simulator to each of three nuclear plant sites over the next 18 to 24 months, dramatically enhancing the simulation capabilities of the customer's fleet.  Work will commence immediately.

Addressing  future training needs exacerbated by an aging workforce and the need to expand the nuclear reactor operator workforce, the new full scope simulation systems will significantly enhance each plant's ability to train more people, at higher throughput and with enhanced capabilities, for workforce development and on-going training.

In addition to producing the replicated hardware necessary to deliver the additional reference plant simulators at each site, GSE will be adding additional capabilities to each simulator.  One of the most significant upgrades is the addition of the Electric Power Research Institute's (EPRI) Modular Accident Analysis Program (MAAP5) to the simulators.  The MAAP5 code has been used to assess the likelihood of core damage and radiological transport in the event of a severe accident.  GSE will integrate MAAP5 in each simulator, enabling the utility to train on scenarios associated with the connection of external power and water sources, as part of the diverse and flexible (FLEX) response strategy developed by the nuclear industry to address challenges such as those experienced at the Fukushima Daiichi power station.  Potential FLEX strategies can be evaluated in the simulator for effectiveness and potential improvements.  With severe accident simulation capabilities added to existing training scenarios, the simulator will support additional training scenarios relating to degraded reactor core conditions that result in fuel melting, including cladding oxidation and hydrogen generation, vessel failure, containment failure, and fission product release.

The simulator's instructor station will include GSE's new multi-media interface.  By integrating audio-visual recordings of training sessions with the simulation software, GSE is enabling instructors to provide more valuable feedback to trainees on their performance.  The new multi-media interface will be used to record inputs from multiple fixed and trainable digital cameras and microphones deployed overhead in the simulator main control room.  The audio and video recordings are synchronized with the simulator events, and support run or freeze, snap, and backtrack commands.  This enhanced capability will make debriefing sessions much more informative and will aid instructors in the evaluation of scenarios and trainee actions.  All of these enhancements will serve to make the time spent in the simulator much more productive.

"On behalf of GSE, we are delighted and honored for the opportunity to serve our long standing customer with whom we have enjoyed an excellent relationship over the years," said Kyle J. Loudermilk, Chief Executive Officer and President of GSE.  "This project significantly enhances our customer's capabilities and validates GSE's unique ability to add value to one of the largest nuclear power plant operators in the world.  GSE's talented staff, proprietary software and technology platform, and commitment to client success demonstrate our nuclear simulation know-how, creativity, and drive to deliver an excellent solution.  We look forward to a highly collaborative approach with our customer throughout the project."

Interim Chief Operating Officer Christopher D. Sorrells added, "This contract increases our current backlog by approximately 60% to around $75 million.  While much of the contract is hardware oriented, our deep technical know-how and unique technology platform enable us to provide the simulators in a manner that no one can match within our industry.  This award illustrates our focused efforts on our core expertise within the nuclear industry, and we expect to generate further momentum as we execute our strategy of focusing on the power industries, particularly nuclear power.  As this project illustrates, the nuclear industry is in need of a highly skilled and continually trained workforce.  Given that the nuclear industry is expanding globally, accelerated in part by the growing awareness of the need for carbon-free sources of stable electricity generation at scale, we believe GSE is in an excellent position to capture value for our shareholders as we unlock the true potential of our state-of-the-art simulation and training platform."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is the world leader in real-time high-fidelity simulation and training solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has approximately 300 employees, over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Interim Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com